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NEWS RELEASE                                                        Exhibit 99.1

For further information contact:

Kerry J. Chauvin                                         Joseph "Duke" Gallagher
Chief Executive Officer                                  Chief Financial Officer
(985) 872-2100                                                    (985) 872-2100
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FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 15, 2001

                         GULF ISLAND FABRICATION, INC.
                      ANNOUNCES QUARTERLY CONFERENCE CALL
                           THURSDAY, OCTOBER 25, 2001

Houma, LA--(BUSINESS WIRE)--October 15, 2001--Gulf Island Fabrication, Inc. (NASDAQ: GIFI), today announced it will release third quarter earnings on Wednesday, October 24, 2001 during morning market hours.

The management of Gulf Island Fabrication, Inc. will hold a conference call on Thursday, October 25, 2001, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss the Company's financial results for the quarter and nine months ended September 30, 2001.

The call is accessible to the public by dialing 800-997-8642. If you are unable to participate, a replay will be available through November 1, 2001 by dialing 800-428-6051 and using the replay PIN# 211923.

This call is being webcast by CCBN and can be accessed at Gulf Island Fabrication, Inc.'s web site at www.gulfisland.com.

Gulf Island Fabrication, Inc., based in Houma, Louisiana, is a leading fabricator of offshore drilling and production platforms, offshore living quarters and other specialized structures used in the development and production of offshore oil and gas reserves. The Company also offers offshore interconnect pipe hook-up, inshore marine construction, manufacture and repair of pressure vessels, steel warehousing and sales construction, manufacture and repair of pressure vessels, steel warehousing and sales.